UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 10, 2010
 (Date of earliest event reported: May 4, 2010)

PHOENIX INTERNATIONAL VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-140257	20-8018146
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

61B Industrial PKWY, Carson City, NV	89706
(Address of principal executive offices)	(Zip Code)

(775) 882-9700
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check  the  appropriate  box  below  if  the  Form  8-K  filing  is intended to simultaneously  satisfy the filing obligation of the registrant under any of the following  provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.01                            Changes In Registrant's Certifying Accountant.

On May 4, 2010, Mark Bailey & Co. (“MBC”), the independent auditors of Phoenix International Ventures, Inc. (“Phoenix” or the “Company”) resigned, effective immediately.  MBC had served as the Company’s Independent Certified Public Accountants for each of the fiscal years ended December 31, 2007, 2008 and 2009.

During the fiscal years ended December 31, 2009 and 2008, and the subsequent interim periods through the date of MBC’s resignation, there were no disagreements with MBC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of MBC would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.  During the fiscal years ended December 31, 2009 and 2008, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Subsequent to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 10-K”), on April 5, 2010, MBC notified the Company of certain matters involving internal control and the Company’s operation that it considered to be significant deficiencies or material weaknesses under the standards of the Public Company Accounting Oversight Board, and recommended a series of remedial measures.  The Company is and was aware of these deficiencies or material weaknesses, and disclosed in the 2009 10-K management’s conclusion that as of the end of the fiscal year ended December 31, 2009, that the Company’s internal controls over financial reporting were not effective, due to deficiencies that existed in the design or operation of the Company’s internal controls over financial reporting that adversely affected the Company’ internal controls and that may be considered to be material weaknesses.  In addition, as disclosed in the Company’s 2009 10-K, the Company has initiated or plans to initiate a series of measures in an effort to remediate some of the identified material weaknesses and other deficiencies identified by MBC and enhance its internal controls.

Additionally, subsequent to the filing of the Company’s 2009 10-K, on April 5, 2010, MBC informed the Company that MBC needed to materially extend its audit procedures in order to opine on the Company’s financial statements for the year ended December 31, 2009.  MBC did not indicate that such need to expand audit procedures had impacted, or would in any way, materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements or the financial statements issued covering the applicable fiscal period, which has caused, or would cause, MBC to be unwilling to rely on the Company’s management's representations or be associated with the Company’s financial statements.

The reports of MBC on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Company provided MBC with a copy of the foregoing disclosures and requested from MBC a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with such statements, made by the Company in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. The letter from MBC will be filed by an amendment to this Current Report on Form 8-K when it becomes available.

On May 7, 2010, the Company engaged Hunter and Renfro, LLP (“HR LLP”), as the Company’s new independent accountants.  During the fiscal year ended December 31, 2009 and 2008, and the subsequent interim periods through the date of HR LLP’s engagement, neither the Company nor anyone on its behalf consulted HR LLP regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by HR LLP that it concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix International Ventures, Inc.

Date: May 10, 2010	By:	/s/ Neev Nissenson
Neev Nissenson
Chief Financial Officer